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                                                                   Exhibit 16.2

June 28, 1999

Securities and Exchange Commission
Washington, DC  20549

Ladies and Gentlemen:

On June 21, 1999, ORBCOMM Global, L.P. ("ORBCOMM") engaged us as its independent auditor to audit its consolidated financial statements and to audit the financial statements of two of its affiliates, ORBCOMM USA, L.P. and ORBCOMM International Partners, L.P., for the year ended December 31, 1999. We have read ORBCOMM's statements related to our engagement as ORBCOMM's independent auditors included in the fifth paragraph under Item 4 of its Form 8-K/A dated June 28, 1999, and we agree with such statements.

Very truly yours


Arthur Andersen LLP
Vienna, Virginia